PRESS RELEASE

FIRST NATIONAL COMMUNITY BANCORP, INC.

FNCB REPORTS FIRST QUARTER EARNINGS

Dunmore, Pennsylvania
April 14, 2003

Contact Person: William Lance, First Senior Vice President
                                (570) 348-6438

        First National Community Bancorp reported first quarter earnings in the amount of $2.2 million, an 11% increase over the $2.0 million earned during the first quarter of 2002. Net interest income improved $359,000 over the first quarter of last year while other income increased $74,000. Total assets increased $29 million during the first quarter to $764 million.

        The company’s subsidiary, First National Community Bank, conducts business from fourteen offices located throughout Lackawanna and Luzerne counties. A new facility, located on West Broad Street in Hazleton, is scheduled to open later this year.